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                                                                    Exhibit 99.1

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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440
News Release

Media Contact:                        Tamara J. Freeman
                                      574-273-7558

Analyst / Investor Contact:           William E. McDonough
                                      574-273-7414

                  NATIONAL STEEL REPORTS NOVEMBER 2002 RESULTS

     Mishawaka, IN, December 23, 2002 -- National Steel Corporation today filed a Form 8-K for the entities that filed Chapter 11 and reported a net loss for November of $9.9 million. Including all of the entities that did not file Chapter 11, National Steel had a net loss of $10.2 million. The November loss was attributed to higher planned maintenance outage costs and lower shipments due to seasonal reductions. Average selling prices continued to remain strong primarily as a result of a better mix of shipments. As indicated in the third quarter 2002 10-Q and associated press release, the fourth quarter 2002 is projected at a net loss due to significant maintenance outage costs and the seasonal reduction in demand.

     EBITDA for November was $6.0 million, which brings the year to date EBITDA to $39.6 million. Additionally, borrowings decreased during the month by $6 million, to $71 million at November 30, 2002. Total liquidity from cash and availability under the Company's DIP credit facility remained strong at $253 million at month-end, as compared to $237 million at September 30, 2002.

     "The fourth quarter 2002 is proceeding as we had planned. Although increased costs associated with planned maintenance outages and a seasonal reduction in our shipments will generate a net loss for the quarter, we continue to have a strong liquidity position as we look to 2003," stated Mineo Shimura, chairman and chief executive officer.

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel Corporation employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.